Exhibit 10.5

NATIONWIDE HEALTH PROPERTIES, INC.

2005 PERFORMANCE INCENTIVE PLAN

PERFORMANCE SHARE AWARD AGREEMENT

THIS PERFORMANCE SHARE AWARD AGREEMENT (this “Agreement”) dated _____________________ by and between Nationwide Health Properties, Inc., a Maryland corporation (the “Corporation”), and ___________________________ (the “Participant”) evidences the award of Performance Shares (the “Award”) granted by the Corporation to the Participant as to the number of performance shares (the “Performance Shares”) first set forth below.

Number of Performance Shares:	Award Date: [ ]

Performance Period: [January 1, 2007 — December 31, 2009]

Vesting: The Award shall vest and become nonforfeitable on [ ], subject to attainment of performance goals set forth on Exhibit A to the attached Terms and Conditions of Performance Share Award (the “Terms”).

The Award is granted under the Nationwide Health Properties, Inc. 2005 Performance Incentive Plan (the “Plan”) and subject to the Terms attached to this Agreement (incorporated herein by this reference) and to the Plan. The Award has been granted to the Participant in addition to, and not in lieu of, any other form of compensation otherwise payable or to be paid to the Participant. Capitalized terms are defined in the Plan if not defined herein. The parties agree to the terms of the Award set forth herein. The Participant acknowledges receipt of a copy of the Terms, the Plan and the Prospectus for the Plan.

“PARTICIPANT”	NATIONWIDE HEALTH PROPERTIES, INC. a Maryland corporation

Signature	By:

Print Name	Print Name:

Title:

CONSENT OF SPOUSE

In consideration of the Corporation’s execution of this Agreement, the undersigned spouse of the Participant agrees to be bound by all of the terms and provisions hereof and of the Plan.

Signature of Spouse	Date

TERMS AND CONDITIONS OF PERFORMANCE SHARE AWARD

1.	Performance Shares.

As used herein, the term “performance share” shall mean a non-voting unit of measurement which is deemed for bookkeeping purposes to be equivalent to one outstanding share of the Corporation’s Common Stock (subject to adjustment as provided in Section 7.1 of the Plan) solely for purposes of the Plan and this Agreement. The Performance Shares shall be used solely as a device for the determination of the payment to eventually be made to the Participant if such Performance Shares vest pursuant to Section 2. The Performance Shares shall not be treated as property or as a trust fund of any kind.

2.	Vesting.

Subject to Section 7, the Award shall vest and become nonforfeitable based on the achievement of the performance goals established by the Committee and set forth on Exhibit A attached hereto for the Performance Period identified on the cover page of this Agreement. The number of Performance Shares that vest and become payable under this Agreement shall be determined based on the level of results or achievement of the targets set forth on Exhibit A. Subject to Section 7, any Performance Shares subject to the Award that do not vest in accordance with Exhibit A shall terminate as of the last day of the Performance Period.

3.	Continuance of Employment.

Except as otherwise expressly provided in Section 7 below, the vesting schedule requires continued employment or service through each applicable vesting date as a condition to the vesting of the applicable installment of the Award and the rights and benefits under this Agreement; and employment or service for only a portion of any vesting period, even if a substantial portion, will not entitle the Participant to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon or following a termination of employment or services as provided in Section 7 below or under the Plan for such vesting period (or for any later vesting period).

Nothing contained in this Agreement or the Plan constitutes an employment or service commitment by the Corporation, affects the Participant’s status as an employee at will who is subject to termination without cause, confers upon the Participant any right to remain employed by or in service to the Corporation or any Subsidiary, interferes in any way with the right of the Corporation or any Subsidiary at any time to terminate such employment or services, or affects the right of the Corporation or any Subsidiary to increase or decrease the Participant’s other compensation or benefits. Nothing in this paragraph, however, is intended to adversely affect any independent contractual right of the Participant without his consent thereto.

4.	Limitations on Rights Associated with Performance Shares.

The Participant shall have no rights as a stockholder of the Corporation, no dividend rights and no voting rights with respect to the Performance Shares and any shares of Common Stock underlying or issuable in respect of such Performance Shares until such shares of Common Stock are actually issued to and held of record by the Participant. No adjustments will be made for dividends or other rights of a holder for which the record date is prior to the date of issuance of the stock certificate.

5.	Restrictions on Transfer.

Neither the Award, nor any interest therein or amount or shares payable in respect thereof may be sold, assigned, transferred, pledged or otherwise disposed of, alienated or encumbered, either voluntarily or involuntarily. The transfer restrictions in the preceding sentence shall not apply to (a) transfers to the Corporation, or (b) transfers by will or the laws of descent and distribution.

6.	Timing and Manner of Payment of Performance Shares.

As soon as administratively practicable following the last day of the Performance Period, and in no event later than the later of (i) the 15th day of the third month following the end of Participant’s taxable year in which the last day of the Performance Period occurs or (ii) the 15th day of the third month following the end of the Corporation’s taxable year in which the last day of the Performance Period occurs, the Corporation shall deliver to the Participant a number of shares of Common Stock (either by delivering one or more certificates for such shares or by entering such shares in book entry form, as determined by the Corporation in its discretion) equal to the number of Performance Shares subject to the Award (if any) that vest in accordance with Section 2, unless such Performance Shares terminated prior to the given vesting date pursuant to Section 7. The Corporation’s obligation to deliver shares of Common Stock with respect to vested Performance Shares is subject to the condition precedent that the Participant or other person entitled under the Plan to receive any shares with respect to the vested Performance Shares deliver to the Corporation any representations or other documents or assurances required pursuant to Section 8.1 of the Plan. The Participant shall have no further rights with respect to any Performance Shares that are paid or that are terminated pursuant to Section 7.

7.	Effect of Change in Control or Termination of Employment.

7.1 Effect of Change in Control. In the event of the occurrence, at any time after the Award Date and prior to the end of the Performance Period, of a dissolution of the Corporation or other event described in Section 7.1 of the Plan (which generally covers certain mergers or similar reorganizations) that the Corporation does not survive (or does not survive as a public company in respect of its Common Stock) or a Change in Control Event (an “Acceleration Event”), then the Performance Period shall terminate immediately prior to such Acceleration Event, and the number of Performance Shares subject to the Award that shall vest upon such Acceleration Event shall be determined in accordance with Exhibit A based on the Corporation’s actual performance for the shortened Performance Period. Any Performance Shares subject to the Award that do not vest after giving effect to the preceding sentence shall terminate as of the occurrence of such Acceleration Event. Any Performance Shares subject to the Award that vest upon the Acceleration Event shall become payable on or as soon as administratively practicable following the Acceleration Event, and in no event later than the later of (i) the 15th day of the third month following the end of Participant’s taxable year in which the Acceleration Event occurs or (ii) the 15th day of the third month following the end of the Corporation’s taxable year in which the Acceleration Event occurs, in accordance with the applicable provisions of Section 6, provided, however, that if the Acceleration Event is not a “change in the ownership,” a “change in the effective control” or a “change in the ownership of a substantial portion of the assets” of the Corporation (each as determined in accordance with Section 409A of the Code), to the extent necessary to avoid the imposition of any taxes under Section 409A of the Code, any Performance Shares that vest under this Section 7.1 shall not become payable pursuant to this Section until the earliest of (A) the date the Acceleration Event (or a subsequent Acceleration Event) qualifies as a “change in the ownership,” a “change in the effective control” or a “change in the ownership of a substantial portion of the assets” of the Corporation (each as determined in accordance with Section 409A of the Code), (B) the original payment date under Section 6 or (C) the date the Participant has a Severance Date (as defined below). Any payments made pursuant to (A), (B) or (C) shall be made as soon as practicable, and in no event later than sixty (60) days following the occurrence of such event.

7.2 Effect of Termination of Participant’s Employment or Services. If the Participant ceases to be employed by or ceases to provide services to the Corporation or a Subsidiary, the following rules shall apply (the last day that the Participant is employed by or provides services to the Corporation or a Subsidiary that qualifies as a “separation from service” under Section 409A of the Code is referred to as the Participant’s “Severance Date”):

•	other than as expressly provided below in this Section 7.2, the Participant’s Performance Shares, to the extent unvested on the Severance Date, shall terminate as of the Severance Date;

•

if the termination of the Participant’s employment or services is the result of the Participant’s death or Total Disability (as defined below), (a) the Performance Period shall terminate immediately prior to the Severance Date; (b) the Participant’s Performance Shares shall be subject to pro-rata vesting such that the number of Performance Shares subject to the Award that shall become vested as of the Severance Date shall equal (i) the number of Performance Shares subject to the Award that vest in accordance with Exhibit A based on the Corporation’s actual performance for the shortened Performance Period, multiplied by (ii) a fraction, the numerator of which shall be the number of days during the original Performance Period the Participant was employed by or rendered services to the Corporation, and the denominator of which shall be the number of days in the original Performance Period; (c) any Performance Shares subject to the Award that do not vest in accordance with the foregoing clause (b) shall terminate as of the Severance Date; and (d) any Performance Shares subject to the Award that vest in accordance with the foregoing clause (b) shall become payable on or as soon as administratively practicable following the Severance Date, and in no event later than the later of (i) the 15th day of the third month following the end of Participant’s taxable year in which the Severance Date occurs or (ii) the 15th day of the third month following the end of the Corporation’s taxable year in which the Severance Date occurs, in accordance with the applicable provisions of Section 6;

•	if the termination of the Participant’s employment or services is the result of the

Participant’s Retirement (as defined below), (a) the Participant’s Performance Shares, to the extent not previously terminated as of the Severance Date, shall continue to be eligible to vest (in accordance with clause (b) immediately below) and become payable following the Severance Date in accordance with Sections 2 and 6; (b) the Participant’s Performance Shares shall be subject to pro-rata vesting such that the number of Performance Shares subject to the Award that shall become vested as of the conclusion of the Performance Period shall equal (i) the number of Performance Shares subject to the Award that would have vested as of the conclusion of the Performance Period in accordance with Exhibit A or if applicable, Section 7 (assuming no termination of employment had occurred), multiplied by (ii) a fraction, the numerator of which shall be the number of days during the Performance Period the Participant was employed by or rendered services to the Corporation, and the denominator of which shall be the number of days in the normal Performance Period (determined without regard to any reduction in the length of the Performance Period pursuant to Section 7); (c) any Performance Shares subject to the Award that do not vest in accordance with the foregoing clause (b) shall terminate as of the last day of the Performance Period; and (d) any Performance Shares subject to the Award that vest in accordance with the foregoing clause (b) shall become payable pursuant to this Section 7.2 after the earlier of, as soon as practicable, and in no event later than sixty (60) days following (A) the original payment date under Section 6 or (B) the date of a “change in the ownership,” a “change in the effective control” or a “change in the ownership of a substantial portion of the assets” of the Corporation (each as determined in accordance with Section 409A of the Code); and

•

if the Participant is entitled to accelerated vesting of the Performance Shares in connection with the termination of the Participant’s employment pursuant to a written employment, change in control or similar agreement with the Corporation, to the extent permitted by Section 409A of the Code, any Performance Shares becoming so vested shall become payable on or as soon as administratively practicable following the Severance Date, and in no event later than the later of (i) the 15th day of the third month following the end of Participant’s taxable year in which the Severance Date occurs or (ii) the 15th day of the third month following the end of the Corporation’s taxable year in which the Severance Date occurs, in accordance with the applicable provisions of Section 6.

If any unvested Performance Shares are terminated hereunder, such Performance Shares shall automatically terminate and be cancelled as of the applicable termination date without payment of any consideration by the Corporation and without any other action by the Participant, or the Participant’s beneficiary or personal representative, as the case may be.

For purposes of the Award, “Total Disability” means a Participant’s inability to engage in any substantial gainful activity necessary to perform his or her duties hereunder by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of not less than twelve (12) months.

For purposes of the Award, “Retirement” means a termination of employment or services by the Participant that occurs both (a) upon or after the Participant’s attainment of age 60 and (b) upon or after the Participant’s completion of five years of service to the Corporation and its Subsidiaries (such years of service determined in accordance with the rules for determining years of service under the Corporation’s 401(k) plan).

8.	Adjustments Upon Specified Events.

Upon the occurrence of certain events relating to the Corporation’s stock contemplated by Section 7.1 of the Plan (including, without limitation, an extraordinary cash dividend on such stock), the Administrator shall make adjustments in the number of Performance Shares then outstanding and the number and kind of securities that may be issued in respect of the Award. No such adjustment shall be made with respect to any ordinary cash dividend paid on the Common Stock. Furthermore, the Administrator shall adjust the performance measures and performance goals referenced in Exhibit A hereof to the extent (if any) it determines that the adjustment is necessary or advisable to preserve the intended incentives and benefits to reflect (1) any material change in corporate capitalization, any material corporate transaction (such as a reorganization, combination, separation, merger, acquisition, or any combination of the foregoing), or any complete or partial liquidation of the Corporation, (2) any change in accounting policies or practices, (3) the effects of any special charges to the Corporation’s earnings, or (4) any other similar special circumstances.

9.	Tax Withholding.

Subject to Section 8.1 of the Plan and such rules and procedures as the Administrator may impose, upon any distribution of shares of Common Stock in respect of the Award, the Corporation shall automatically reduce the number of shares to be delivered by (or otherwise reacquire) the appropriate number of whole shares, valued at their then fair market value (with the “fair market value” of such shares determined in accordance with the applicable provisions of the Plan), to satisfy any withholding obligations of the Corporation or its Subsidiaries with respect to such distribution of shares at the minimum applicable withholding rates; provided, however, that the foregoing provision shall not apply in the event that the Participant has, subject to the approval of the Administrator, made other provision in advance of the date of such distribution for the satisfaction of such withholding obligations. In the event that the Corporation cannot legally satisfy such withholding obligations by such reduction of shares, or in the event of a cash payment or any other withholding event in respect of the Award, the Corporation (or a Subsidiary) shall be entitled to require a cash payment by or on behalf of the Participant and/or to deduct from other compensation payable to the Participant any sums required by federal, state or local tax law to be withheld with respect to such distribution or payment.

10.	Notices.

Any notice to be given under the terms of this Agreement shall be in writing and addressed to the Corporation at its principal office to the attention of the Secretary, and to the Participant at the Participant’s last address reflected on the Corporation’s records, or at such other address as either party may hereafter designate in writing to the other. Any such notice shall be given only when received, but if the Participant is no longer an employee of the Corporation, shall be deemed to have been duly given by the Corporation when enclosed in a properly sealed envelope addressed as aforesaid, registered or certified, and deposited (postage and registry or certification fee prepaid) in a post office or branch post office regularly maintained by the United States Government.

11.	Plan

The Award and all rights of the Participant under this Agreement are subject to, and the Participant agrees to be bound by, all of the terms and conditions of the provisions of the Plan, incorporated herein by reference. In the event of a conflict or inconsistency between the terms and conditions of this Agreement and of the Plan, the terms and conditions of the Plan shall govern. The Participant acknowledges having read and understanding the Plan, the Prospectus for the Plan, and this Agreement. Unless otherwise expressly provided in other sections of this Agreement, provisions of the Plan that confer discretionary authority on the Administrator do not (and shall not be deemed to) create any rights in the Participant unless such rights are expressly set forth herein or are otherwise in the sole discretion of the Administrator so conferred by appropriate action of the Administrator under the Plan after the date hereof.

12.	Construction; Section 409A.

It is intended that the terms of the Award will not result in the imposition of any tax liability pursuant to Section 409A of the Code. This Agreement shall be construed and interpreted consistent with that intent. Notwithstanding any provision to the contrary in this Agreement, to the extent necessary to avoid the imposition of any taxes under Section 409A of the Code, no payment or distribution under this Agreement that becomes payable by reason of a Participant’s termination of employment with the Corporation will be made to such Participant unless such Participant’s termination of employment constitutes a “separation from service” (as such term is defined in Section 409A of the Code). For purposes of this Agreement, each amount to be paid or benefit to be provided shall be construed as a separate identified payment for purposes of Section 409A of the Code. If a Participant is a “specified employee” as defined in Section 409A of the Code and, as a result of that status, any portion of the payments under this Agreement would otherwise be subject to taxation pursuant to Section 409A of the Code, such Participant shall not be entitled to any payments upon a termination of his or her employment until the earlier of (i) the expiration of the six (6)-month period measured from the date of such Participant’s “separation from service” (within the meaning of Section 409A of the Code) or (ii) the date of such Participant’s death. Upon the expiration of the applicable Section 409A deferral period, all payments and benefits deferred pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such deferral) shall be paid or reimbursed to such Participant in a lump sum as soon as practicable, but in no event later than ten (10) days (or if the payment is being made following the Participant’s death, no later than sixty (60) days following the date of death), following such expired period, and any remaining payments due under this Agreement will be paid in accordance with the normal payment dates specified for them herein.

13.	Entire Agreement; Applicability of Other Agreements.

This Agreement and the Plan together constitute the entire agreement and supersede all prior understandings and agreements, written or oral, of the parties hereto with respect to the subject matter hereof. The Plan and this Agreement may be amended pursuant to Section 8.6 of the Plan. Such amendment must be in writing and signed by the Corporation. The Corporation may, however, unilaterally waive any provision hereof in writing to the extent such waiver does not adversely affect the interests of the Participant hereunder, but no such waiver shall operate as or be construed to be a subsequent waiver of the same provision or a waiver of any other provision hereof. Notwithstanding the foregoing, if the Participant is subject to a written employment, change in control or similar agreement with the Corporation that is in effect as of the Participant’s Severance Date and the Participant would be entitled under the express provisions of such agreement to greater rights with respect to accelerated vesting of the Award in connection with the termination of the Participant’s employment in the circumstances, subject to Section 12 of this Agreement and to the extend permitted by Section 409A of the Code, the provisions of such agreement shall control with respect to such vesting rights, and the corresponding provisions of this Agreement shall not apply.

14.	Limitation on Participant’s Rights.

Participation in this Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Corporation as to amounts payable and shall not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. The Participant shall have only the rights of a general unsecured creditor of the Corporation (or applicable Subsidiary) with respect to amounts credited and benefits payable in cash, if any, with respect to the Performance Shares, and rights no greater than the right to receive the Common Stock (or equivalent value) as a general unsecured creditor with respect to Performance Shares, as and when payable thereunder.

15.	Counterparts.

This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

16.	Section Headings.

The section headings of this Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof.

17.	Governing Law.

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Maryland without regard to conflict of law principles thereunder.

EXHIBIT A

PERFORMANCE GOALS

Subject to Section 7 of the Terms, the Award shall vest and become nonforfeitable with respect to the “Applicable Percentage” of the total number of Performance Shares subject to the Award (subject to adjustment under Section 7.1 of the Plan) set forth in the chart below based on the Corporation’s Relative TSR Performance (as each such term is defined below) for the Performance Period; provided, however, that, notwithstanding the foregoing, if the Corporation’s TSR for the Performance Period is less than zero percent (0%), the Applicable Percentage shall never exceed one hundred percent (100%):

Relative TSR Performance	Applicable Percentage
100th Percentile	200%
90th Percentile	170%
80th Percentile	140%
70th Percentile	110%
60th Percentile	80%
50th Percentile or Less	50%

If the Corporation’s Relative TSR Performance for the Performance Period is between two of the performance levels indicated above, the Applicable Percentage of the Performance Shares that will vest will be determined on a linear basis. For example, if the Corporation’s Relative TSR Performance for the Performance Period were at the 95th percentile, then 185% of the Performance Shares would vest. Any Performance Shares that do not vest based on the performance requirements set forth in this Exhibit A will automatically terminate as of the last day of the Performance Period.

For purposes of the Award, the following definitions shall apply:

•

“TSR” means, with respect to the Corporation or any other entity: (a) the change in the market price of its common stock(as quoted on the principal market on which it is traded and based on the average of the market price for the twenty (20) consecutive trading days immediately preceding the beginning of the Performance Period and for the twenty (20) consecutive trading days ending with the last day of the Performance Period) plus reinvested dividends and other distributions paid with respect to the common stock during the Performance Period, divided by (b) the average of the market price of the common stock for the twenty (20) consecutive trading days immediately preceding the beginning of the Performance Period, all of which is subject to adjustment as provided in Section 8 of the Terms;

•

“Relative TSR Performance” means the Corporation’s relative TSR ranking for the Performance Period compared to the TSR ranking of the individual companies comprising the NAREIT Index as of December 31, [2007] for the Performance Period.